Exhibit 10.2

Bryan Peery

814 East Main Street

Richmond, Virginia 23219

Dear Bryan,

On behalf of Apple Hospitality REIT, Inc., a Virginia corporation (together with its affiliates, the “Company”), I am pleased to present you with this letter agreement (this “Agreement”) in connection with your planned retirement from the Company.

As you previously communicated to us, on March 31, 2020 (the “Separation Date”), you will retire from your position as Executive Vice President and Chief Financial Officer of the Company, as well as all of the offices, directorships, appointments, and other positions, you hold with the Company and all of its subsidiaries, and affiliates, except that you will remain an at-will employee of Apple Fund Management, LLC with the title of “Advisor” following the Separation Date (a non-officer position) to assist with the transition of responsibilities. You will continue to receive (or have received) your salary, benefits, and other regular compensation at current rates until the Separation Date. After the Separation Date you will receive salary at an annual rate of $40,000 per year and maintain all of the benefits offered to employees of the Company as long as you remain an employee of the Company. You acknowledge that, as of the date you sign this Agreement, you have been paid all compensation owed to date.

Additionally, if you sign and do not revoke this Agreement within the time period set forth below, the Company will provide or cause to be provided to you a lump sum payment of $1,225,000, less applicable taxes and withholdings, which will be paid to you within sixty (60) days following the Separation Date. You acknowledge that your entitlement to receive this benefit (the “Additional Benefit”) is subject to your execution and non-revocation of this Agreement within the time period set forth below, and that you are not entitled to the Additional Benefit absent your execution and non-revocation of this Agreement, and, subject to your service as Advisor, you acknowledge that once you have received the Additional Benefit, you are not entitled to and will not seek any additional compensation for your service prior to the Separation Date as an employee of the Company. In addition, you hereby agree that any shares of restricted stock of the Company that you hold and that have not vested by their terms immediately prior to the date of this Agreement are hereby forfeited as of the date of this Agreement.

In exchange for the Additional Benefit, you agree, on behalf of yourself and all others who could assert a claim on your behalf, to release the Company and all of its parents, subsidiaries, affiliates, and employees, from any and all claims, whether known or unknown, arising out of or in connection with any event occurring or existing on or before the date you sign this Agreement, including claims under federal, state, or local law, and including claims under the Age Discrimination in Employment Act (“ADEA”). You also agree to assist the Company with transition of your responsibilities, both during and after the time you serve as Advisor, and to comply with other reasonable post-employment requests. This Agreement does not, however, prohibit you from engaging in activities that may not be prohibited by private agreement, such as filing a charge with the U.S. Equal Employment Opportunity Commission or similar agency (but you may not recover remuneration for filing such a charge) or reporting possible violations of law to a governmental agency or self-regulatory organization as a whistleblower or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award). In addition, nothing in this Agreement shall be construed as a waiver of any right you may have to indemnification under the charter or bylaws of the Company or any coverage provided by the Company’s Directors and Officers insurance.

You further agree that for two (2) years after you cease to be an employee of Apple Fund Management, LLC, you will not serve on a board of directors (or similar governing body) of a lodging-oriented real estate investment company that competes with the Company in the United States of America.

Pursuant to the ADEA, you acknowledge and understand that you (1) have read and understand this Agreement and sign it voluntarily and without coercion; (2) are being advised to consult an attorney prior to signing this Agreement and have had a full opportunity to do so; (3) have twenty-one (21) calendar days from the date you received this Agreement to consider, sign, and return the Agreement to Matt Rash, and if you sign before the end of the twenty-one (21) day period, you have done so voluntarily; and (4) have seven (7) calendar days after signing this Agreement to revoke it by providing written notice of revocation to Matt Rash no later than 11:59 p.m. on the seventh calendar day after you signed this Agreement. You further understand that if you revoke this Agreement within such 7-day period, it is null and void and of no force or effect on either you or the Company. This Agreement is not effective or enforceable until after the seven (7) day period expires without revocation.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. It may be executed in counterparts, and electronic signatures will suffice as original signatures. This Agreement (together with your resignation letter) is the entire agreement between you and the Company as to its subject matter.

Sincerely,

/s/ Justin Knight

Justin Knight

Accepted and Agreed

 /s/ Bryan Peery

Bryan Peery

   3/4/20

Date